Registration No. 333-113117

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT TO THE
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C-CHIP TECNOLOGIES CORPORATION
 (Name of small business issuer in its charter)

Nevada	3576	88-0467845
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

C-Chip Technologies Corporation	Conrad C. Lysiak, Esq.
4610 St-Ambroise	601 West First Avenue, Suite 503
Suite 227	Spokane, Washington 99201
Montreal, Quebec	(509) 624-1475
Canada H4C 2C7
(514) 337-2447
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

C-CHIP TECNOLOGIES CORPORATION
POST EFFECTIVE AMENDMENT
TO DEREGISTER
UNSOLD WARRANTS AND SHARES OF COMMON STOCK
OFFERED BY SELLING WARRANT HOLDERS AND SHAREHOLDERS

On March 8, 2004, our form SB-2 registration statement was declared effective by the Commission wherein our selling warrantholders and shareholders offered for sale to the public up to 3,873,637 Warrants and 3,873,637 shares of common stock underlying the Warrants. One Warrant and $1.00 entitled entitle a Warrant holder to acquire one share of common stock. The Warrants were exercisable from the effective date of the registration statement through various dates until February 19, 2006 depending upon the Warrant, provided that the Warrants are subject to an effective registration statement with the Securities and Exchange Commission. The registration statement was effective for 270 days from March 8, 2004 or until December 3, 2004.

Further, some of our shareholders were also selling shares of common stock in the offering. Our selling shareholders were selling 14,963,757 shares of common stock.

On December 3, 2004, 270 days after our registration statement was declared effective by the SEC there were 3,873,637 warrants unexercised and not sold; 3,873,637 shares of common stock underlying the warrants not issued or sold and 8,603,883 shares of common stock held by selling shareholders, not sold.

Pursuant to the registration statement, we represented that we would remove from registration by post effective amendment any securities being registered which remain unsold at the termination of the offering. Therefore pursuant to the post-effective amendment we hereby remove from registration all unsold warrants, unissued shares of common stock underlying the warrants; and, all shares of common stock which were not sold by the Selling Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on this 20th day of December 2004

C-CHIP TECHNOLOGIES CORPORATION

BY:	/s/ Stephane Solis
Stephane Solis, President and Principal Executive Officer

BY:	/s/ Benjamin Leboe
Benjamin Leboe, Treasurer and Principal Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Stephane Solis, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephane Solis	President, Principal Executive Officer and	December 20, 2004
Stephane Solis	Director

/s/ Benjamin Leboe	Treasurer and Principal Financial Officer	December 20, 2004
Benjamin Leboe

/s/ Robert G. Clarke	Chairman of the Board of Directors	December 20, 2004
Robert G. Clarke

_______________________	Secretary and Director	December 20, 2004
John Fraser

/s/ Cherry Lee	Director	December 20, 2004
Cherry Lee